Exhibit 99.1

Magnite Successfully Completes Term Loan and Revolving Credit Facility Repricing

Reduces Term Loan B Interest Rate by an Additional 50 Basis Points

Generates Approximately $1.8 Million in Annualized Interest Savings

NEW YORK, New York – Oct.7, 2026 – Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company, today announced the third successful repricing of its $358 million senior secured term loan facility (Term Loan) due February 2031 and the repricing of its $175 million senior secured revolving credit facility (Revolving Credit Facility) that matures in February 2029.

The Term Loan repricing reduces the interest rate by 50 basis points to Term SOFR + 2.50% (from Term SOFR + 3.00%). The rate reduction will yield approximately $1.8 million in annualized cash interest savings. The interest rate improvement represents a cumulative reduction of 250 basis points compared to the rate prior to the refinancing of the Term Loan in February of 2024. There are no changes to the maturity of the Term Loan following this repricing, and all other terms are substantially unchanged.

In addition, the interest rate margin under the $175 million Revolving Credit Facility was reduced by 100 basis points. Borrowings under the Revolving Credit Facility will now bear interest at Term SOFR plus a margin ranging from 2.5% - 3.0%, a reduction from the previous margin range of 3.5% - 4.0%. All other material terms remain substantially unchanged.

“The successful repricing of both our Term Loan B and Revolving Credit Facility reflects the continued strength of our balance sheet, robust cash flow generation, and the ongoing confidence of our lending partners in Magnite’s long-term growth trajectory,” said Brian Gephart, CFO of Magnite. “By driving down our borrowing costs across both facilities, we have reduced our annualized interest expense by an additional $1.8 million. Lowering our cost of capital provides us with enhanced financial flexibility while better optimizing value for our shareholders.”

About Magnite

We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.

Investor Relations Contact

Nick Kormeluk

(949) 500-0003

nkormeluk@magnite.com